UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 11, 2005

ISTA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-31255	33-0511729
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15295 Alton Parkway, Irvine CA	92618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 788-6000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Adoption of Cash Bonus Plan for 2005

On February 17, 2005, the Board of Directors (“Board”) of ISTA Pharmaceuticals, Inc. (“Company”), upon recommendation of the Board’s Compensation Committee (“Committee”), adopted a cash bonus plan (“Bonus Plan”) pursuant to which participating executive officers and employees of the Company will be eligible to earn cash bonus compensation based on 2005 Company and individual performance. The terms of the Bonus Plan are not contained in a formal written document. A summary of the material terms of the Bonus Plan are as follows:

Under the Bonus Plan, participating employees of the Company may be eligible to receive all or a portion of a target bonus expressed as a percentage of their respective base salaries. The Chief Executive Officer’s target bonus is 50%, and the other participating executive officers’ target bonuses are between 30%-35%, of their respective base salaries.

Upon recommendation of the Committee, the Board, at its discretion, will approve the amount of the total funding of the Bonus Plan based on 2005 Company performance which will take into account the Company’s accomplishment of the following goals: achieving certain 2005 financial targets approved by the Board, advancing the development and commercialization of certain of the Company’s product candidates as determined by the Board, and acquiring, licensing or developing a new late-stage or marketed product.

The Committee will evaluate the CEO’s individual performance for 2005 and will submit to the Board the Committee’s recommendation regarding the amount of the cash bonus payable to the CEO under the Bonus Plan. The Committee’s recommendation will be based upon 2005 Company performance and such other relevant factors considered in the discretion of the Committee. The Board shall have the final authority to approve the Committee’s recommendation regarding the amount of the cash bonus payable to the CEO under the Bonus Plan.

The CEO will evaluate each participating executive officer’s 2005 performance and will submit to the Committee his recommendations regarding the amount of the cash bonus payable to each such executive officer. The CEO’s recommendations will be based upon the CEO’s assessment of each executive officer’s individual performance for 2005 and other relevant factors considered in the discretion of the CEO. The Committee shall have the final authority to approve the CEO’s recommendations regarding the amount of the cash bonus payable to each executive officer under the Bonus Plan.

Payment of 2004 Cash Bonuses

On February 17, 2005, upon recommendation of the Committee, the Board approved a cash bonus for 2004 performance to the CEO, Vicente Anido, Jr. Ph.D., in the amount of $184,491. On February 11, 2005, upon recommendation of the CEO, the Committee approved cash bonuses for 2004 performance to the Company’s four next most highly compensated officers: Marvin J. Garrett, Lisa R. Grillone, Ph.D., Thomas A. Mitro and Lauren P. Silvernail, ranging in amounts between 25% to 35% of their respective base salaries. The bonuses were based on individual 2004 performance as well as the Company’s 2004 performance relative to performance criteria previously established by the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISTA PHARMACEUTICALS, INC.
February 17, 2005

	By:	/s/ Vicente Anido, Jr., Ph.D.
Vicente Anido, Jr., Ph.D.
President and Chief Executive Officer